Exhibit 10.9

Technical Service Contract

Party A: Leshare Star (Beijing) Technology Co., Ltd.

Party B: Beijing Xiaomi Technology Co., Ltd.

In this Contract, Party A hereby entrusts Party B to provide network activities related to technical services and pay corresponding service fees. Through friendly consultation on an equal footing and on the basis of truly and fully expressing their respective wishes, and in accordance with the Contract Law of the People’s Republic of China, both parties hereby enter into the following agreement and jointly abide by it.

Article 1 Contents of technical services entrusted by Party A to Party B

Party B shall provide Party A with the project of online game battle platform, the project of blockchain shopping mall with accumulated reward points, the construction of video media resources library, social e-commerce V3.0, AI intelligent recommendation engine and data warehouse. Except as expressly indicated in this Contract, all relevant parameters of the service shall be subject to those mutually confirmed by both parties in the process of the purchase and provision of the service.

Article 2 Party B shall complete the technical services in accordance with the following requirements

1.	Service location: Beijing;

2.	Service progress: It shall be performed according to the provisions in the project proposal.

Article 3 Technical service fees and method of payment

1.	Technical service fees: 191 million yuan

2.	Method of payment: Payment shall be made according to the progress of project proposal

Payment account information:

1)	Account name: Beijing Xiaomi Technology Co., Ltd.

2)	Bank of deposit: China Construction Bank Co., Ltd. Beijing Baofusi Branch

3)	Account number: 11001141300052507840

Article 4 Rights and obligations of both parties

Party A:

1.	Party A shall have the right to receive relevant technical support and services provided by Party B to meet Party A’s needs within the time limit agreed upon by both parties.

2.	Party A shall abide by the Measures for the Security Protection and Management of International Networking of Computer Information Networks, the Interim Provisions of the People’s Republic of China on the Administration of International Networking of Computer Information Networks, the Regulations of the People’s Republic of China on the Security Protection of Computer Information Systems, the Telecommunications Regulations of the People’s Republic of China and the Measures for the Administration of Internet information services as well as other relevant laws, regulations and provisions of the state, and shall not engage in any illegal business activities. Party A shall be solely liable for any political liability and legal liability arising from its operating behaviors and information released and meetings held through the service platform in violation of the above provisions;

3.	Party A shall have the right to require Party B to deliver the service achievements of each stage according to the service progress and conduct acceptance inspection as agreed;

Party B:

1.	Party B shall provide Party A with technical services which meet Party A’s requirements as agreed in this Contract, and shall be obliged to carry out daily development and maintenance of each system as planned, and ensure the normal implementation of the service progress. If the technical services are interrupted or delayed due to reasons not attributable to Party A, Party B shall give a timely notice to Party A. In case of any interruption caused by an emergency or unexpected event beyond Party B’s ability to foresee or control it, Party B shall communicate with Party A within one (1) day after the occurrence of such circumstance, make negotiation for settlement, and both parties shall cooperate with each other to resume normal operation as soon as possible;

2.	Party B shall ensure the accuracy and rapidity of data analysis and processing in accordance with the standards required by Party A.

3.	Party B shall deliver the service achievements of each stage according to the technical service progress and cooperate with Party A for acceptance inspection. If it fails to pass the acceptance inspection, Party B shall make modifications as required by Party A until the acceptance inspection is passed.

4.	Party B and its staff shall not use the relevant contents related to Party A for any commercial purposes or disclose them to any third party, so as to ensure that no damage will be done to Party A’s business interests. Party B shall keep all kinds of data and business data of Party A confidential in accordance with relevant documents and work requirements of Party A.

Article 5 The modifications of this Contract shall be agreed by both parties through consultation and determined in written form.

Article 6 Confidentiality clause: The business information and customer data of Party A exposed to Party B in the performance of this Contract are proprietary to Party A, and Party B shall be strictly responsible for the confidentiality of the business information and customer data of Party A obtained in the process of the performance of the cooperation contract. Party B shall ensure the security of its systems and software, and shall not disclose or transfer such information to any third party (including but not limited to its affiliated companies or group companies) or permit any third party to use such information without the prior written consent of Party A, except as otherwise mandatory by law. If Party B or its employees violate the provisions in this article, Party A shall have the right to immediately terminate this cooperation contract and require Party B to compensate Party A and Party A’s customers for all direct losses incurred thereby. This clause shall not become invalid due to the dissolution, termination or modification of this cooperation contract.

Article 7 Intellectual property rights

1.	All intellectual property rights arising out of Party B’s technical services shall be owned by Party A.

2.	Unless otherwise provided in this Contract, the existing trademarks, service marks, trade names and logos of both parties shall remain the respective property of each party. Except for matters in connection with the project, neither party shall use the above materials for any purpose other than as agreed in this Contract without the written consent of the other party to this Contract.

Article 8 Dissolution of this Contract

If this Contract is dissolved under the following circumstances, the party requesting such dissolution shall notify the other party in written form seven (7) days in advance:

1.	Both parties agree to dissolve this Contract through consultation;

2.	Both parties fail to renew this Contract upon expiration of the contract term;

3.	If one party loses its subject qualification, such as being cancelled or going into bankruptcy or liquidation procedure, the other party shall have the right to dissolve this Contract, except for reorganization, name change, division or merger with a third party;

4.	If either party fails to perform or violates its obligations under this contract and still fails to perform the obligations or fails to take remedial measures after a certain time limit is given by the other party, which makes it impossible for the other party to realize the expected benefits under this Contract or makes it unnecessary to continue to perform this Contract, the other party shall have the right to dissolve this Contract;

5.	If either party commits fraud, coercion or violence or other means in the execution or performance of this Contract, the other party may dissolve this Contract and have the right to claim damages from the other party;

6.	Either party may require the dissolution of this Contract due to force majeure or accidents that render the continuous performance of this Contract impossible or unnecessary.

Upon dissolution of this Contract, both parties shall terminate their rights and obligations under this Contract, provided that the obligations to be performed by either party prior to the dissolution of this Contract shall still be performed. Except in the case where the dissolution of this Contract is caused by force majeure or accidents, the party causing the dissolution of this Contract shall compensate the other party for the losses caused by the dissolution of this Contract.

Article 9 Liabilities for breach of contract

1.	If Party A is unable to obtain the corresponding services due to the reasons attributable to Party B, Party A shall have the right to request Party B to pay the liquidated damages equal to 20% of the total contract amount. If Party A suffers economic losses due to the reasons attributable to Party B, both parties shall make consultation for settlement, and Party B shall compensate Party A for the actual losses incurred thereby;

2.	If Party A fails to pay Party B the technical service fees on time, Party B shall have the right to claim the overdue fine from Party A. Such overdue fine shall be calculated on a daily basis according to the deposit interest of the bank for the corresponding period;

3.	If Party A violates its obligations under this Contract and causes losses to Party B, Party A shall compensate Party B for the actual losses incurred thereby, including but not limited to the damage to Party B’s system. In addition, Party B shall have the right, as the case may be, to suspend the service provided to Party A according to the provisions of this Contract until the problem is solved, and Party A shall be liable for any loss incurred thereby on its own.

Article 10 Disclaimer

1.	If the normal operation of the network is affected by either party due to the government ban, strike, and the changes in the current effective applicable laws or regulations, flood, fire, explosion, lightning, earthquake, storm, power failure, communications line interruption, vandalism, hacker attack, computer virus invasion or attack, telecom department technology, policy, government regulation, etc as well as other unforeseeable, unavoidable and insurmountable and uncontrollable force majeure events, neither party shall be liable for failure to perform this Contract in whole or in part or delay in the performance of this Contract. However, the party affected by the force majeure event shall, within three days from the date of the occurrence of the force majeure event, notify the other party of the event in writing and, within five days from the date of the occurrence of the event, submit to the other party a certificate of its failure to perform this Contract in whole or in part or delay in the performance of this Contract. The party suffering from force majeure shall take all necessary measures to reduce the loss and, after the event is eliminated, make consultation to resume the performance of this Contract, unless such performance becomes impossible or unnecessary;

2.	During the performance of this Contract, Party B shall not be liable for any loss caused to Party A or other parties due to the fault or delay of a third party. Party B shall be fully liable for the losses of any third party indirectly receiving Party B’s services through Party A.

Article 11 Any dispute arising from the performance of this Contract by both parties shall be settled through negotiation or mediation.

If consultation or mediation fails, the second method as follows shall be adopted for disposal:

1.	It shall be submitted to Beijing Arbitration Commission for arbitration;

2.	A lawsuit shall be brought to the people’s court where this Contract is signed.

Article 12 Both parties agree that other matters related to this Contract shall include (If not, “None” shall be filled in):

None

Article 13 Appendix

Both parties agree that during the validity period of this Contract, if there are any matters not covered herein, supplementary explanations can be made in the form of appendix, which shall have the same legal effect as this Contract after both parties affix signature and seal it.

Article 14 This contract is signed in Chaoyang District, Beijing, China.

Article 15 This Contract is made in duplicate, with each party holding one copy. It shall come into force upon being signed and sealed by both parties and have the same legal effect.

Party A: Leshare Star (Beijing) Technology Co., Ltd.

(Seal)

Special seal of Leshare Star (Beijing) Technology Co., Ltd. for contractual uses

Legal representative / Entrusted agent:

(Signature)

Date:___Month _Day __Year

Party B: Beijing Xiaomi Technology Co., Ltd.

(Seal)

Beijing Xiaomi Technology Co., Ltd.

Legal representative / Entrusted agent:

(Signature)

Date: _Month _Day _Year